Exhibit 10.26

AMENDED AND RESTATED LEASE

[Monview Owned]

THIS AMENDED AND RESTATED LEASE (“Lease”) is dated as of August 20th, 2015 (the “Effective Date”), by and between RAMACO NORTHERN APPALACHIA, LLC (“Ramaco”), a Delaware limited liability company, RAM FARMS, LLC, a Delaware limited liability company (“Ram Farms”) (Ramaco and Ram Farms, individually and collectively “Lessor”), RAM MINING, LLC, a Delaware limited liability company (“Lessee”), and RAMACO MINING, LLC, a Delaware limited liability company (“Mining”).

RECITALS

WHEREAS, Ramaco owns certain interests in the coal and related coal mining rights in the area depicted on the map attached hereto as Exhibit A-1;

WHEREAS, Ram Farms owns the surface overlying portions of the area depicted on the map attached hereto as Exhibit A-2;

WHEREAS, Lessor and Lessee intended to enter into that certain Lease, dated November 18, 2014 (the “Original Lease”), but the Original Lease incorrectly stated that Mining, an affiliate of Lessee, was the lessee thereunder;

WHEREAS, RAM Mining, LLC is and was the intended lessee under the Original Lease and hereunder, and has applied for permits with respect to the Leased Premises pursuant to the Original Lease, and Mining joins in this Lease to relinquish any right that it may have under the Original Lease or this Lease; and

WHEREAS, Lessor and Lessee desire to amend and restate the Original Lease in its entirety as more particularly set forth herein.

WITNESSETH

NOW THEREFORE, for and in consideration of the rents and royalties to be paid as set forth herein, and the performance of all of the covenants and conditions set forth herein to be performed by Lessee, the parties agree as follows:

SECTION 1. LEASE.

Lessor, to the extent of its interest, hereby demises, leases, and lets to Lessee, all coal contained in the Pittsburgh seam of coal in the area shown on the map attached hereto as Exhibit A (the “Leased Coal”), together with the right to use the surface of the areas depicted on Exhibit A (the property leased herein being hereinafter referred to as the “Leased Premises”) solely for the purpose of mining the Leased Coal and such other uses expressly permitted in this Lease. Lessee shall have the right to remove the Leased Coal by any and all mining methods, now existing or hereafter developed (including, without limitation, surface, deep, and highwall mining) and the right to use the surface of the Leased Premises as necessary or convenient for the mining, removal, storing, processing, transporting and sale of such Leased Coal and foreign coal, as hereinafter defined; subject, however, to the limitations and conditions set forth in this Lease.

SECTION 2. RESERVATIONS AND EXCEPTIONS.

There is hereby expressly excepted from this Lease and reserved to Lessor, its successors and assigns:

(1)	all existing licenses, easements and rights-of-way for railroad or other purposes heretofore granted by or otherwise lawfully acquired from Lessor or its predecessors in title;

(2)	all oil, gas (including gas and/or methane in the Leased Coal), timber, minerals other than coal, and any coal other than the Leased Coal;

(3)	the following rights and privileges in and respecting the Leased Premises:

(a)	the right at all reasonable times to enter upon the premises, and to drill, bore, excavate, cut, remove, develop, store, and market (or to lease or license to others said rights), all such oil, gas, timber, coal, and other minerals, hereinabove reserved to Lessor;

(b)	the right to construct and operate railroads, structures, and appliances which may be necessary for the removal or processing of such oil, gas, timber, coal, and other minerals herein reserved to Lessor, or to serve other properties of the Lessor;

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(c)	the non-exclusive right to use all existing and hereafter constructed roads on the Leased Premises, including the non-exclusive right to haul coal, timber, and other materials or products, over, through and across the Leased Premises on haul roads pursuant to Lessee’s surface mining permits; provided, however, that Lessor shall pay to Lessee a proportionate share of the cost of maintenance based on usage of such roads. Lessee shall cooperate with Lessor in allowing Lessor to operate on its permits related to such roads, provided that Lessor shall indemnify and hold harmless Lessee from any notices of violations, penalties, and other damages or liabilities arising out of Lessor’s activities on Lessee’s permits. In the event Lessor uses such roads for coal haulage for more than a ninety (90) day period, Lessor shall, or shall cause its other lessees, to overbond and obtain separate mining permits for those roads that Lessor is or will use in connection therewith, unless otherwise expressly agreed by Lessee.

(d)	the right and privilege of leasing to tenants the surface of the Leased Premises for any purposes whatsoever or of constructing thereon such plants and appliances as may be needed for the removal or processing of said oil, gas, timber, coal and other minerals herein reserved to Lessor; and

(e)	the non-exclusive right to grant and convey easements and rights-of-way for, and construct, operate, maintain, and use, any and all types of pipe, power, transportation and communication lines, or the equivalent thereof, on and through the Leased Premises.

Provided, however, that the rights and privileges hereby in this Section 2 excepted and reserved shall be exercised in such manner as to not unreasonably interfere with Lessee’s mining operations in connection therewith, having due regard for the requirements, convenience, and safety of said operations; and provided further, that any dispute arising between Lessor and Lessee with reference to the rights herein reserved shall be submitted to arbitration in the manner provided in Section 10 hereof.

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SECTION 3. TERM.

The term of this Lease shall be for a period of ten (10) years from the Effective Date (the “Initial Term”). The Initial Term shall be automatically extended for an additional term of ten (10) years unless Lessee provides one hundred eighty (180) days written notice of it intent not to extend the term hereof. If at the end of the second ten-year term or any annual renewal term of this Lease, as hereinafter provided, mineable and merchantable coal remains on the Leased Premises or the Leased Premises are being used in connection with the coal mining operations of Lessee on other lands, the term of this Lease shall be automatically extended for successive one (1) year renewal terms without any notice or further action by the Lessee until the Leased Premises are no longer being used in connection with mining operations on other lands or unless Lessee provides one hundred eighty (180) days written notice of its intent not to extend the term hereof, unless this Lease is sooner terminated or surrendered by Lessee under the terms and conditions hereof.

In the event all the merchantable and mineable Leased Coal shall have been mined and removed from the Leased Premises pursuant to the provisions of this Lease, unless extended pursuant to the immediately preceding paragraph, then this Lease shall cease and terminate upon the date when all such mineable and merchantable Leased Coal shall have been mined and removed. Any disagreement between Lessor and Lessee as to whether all of such coal has been mined and removed pursuant to the provisions of this Lease, shall be submitted to arbitration in the manner provided in Section 10 hereof.

Notwithstanding anything herein to the contrary, if actual mining does not commence within ten (4) years following the Effective Date, Lessor has the option to terminate this Lease by giving Lessee ninety (90) days prior written notice of its election to do so. Upon such notice, Lessee shall have the right to continue the Lease by commencing paying minimum annual royalty and surface rental in the amounts set forth in Section 4(A), if the same have not already commenced (in which case Lessor’s right to terminate pursuant to the immediately foregoing sentence shall be null and void), and continue paying such payments annually thereafter.

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SECTION 4. ROYALTIES.

A. MINIMUM ANNUAL ROYALTY; SURFACE RENTAL. Lessee shall pay (i) to Ramaco, in advance, an advance minimum annual royalty in the amount of One Hundred Thousand Dollars ($100,000.00) per year (the “Initial Minimum Annual Royalty Payment”), with the first Initial Minimum Annual Royalty Payment being due on or before the earlier of (a) January 20, 2016, or (b) the twentieth (20th) day of the calendar month following the month in which Lessee receives the proceeds from third-party equity offerings of the stock of Ramaco Resources, Inc. or its subsidiaries, and (ii) to Ram Farms, in advance, an annual non-recoupable surface rental in the amount of Twelve Thousand Dollars ($12,000.00), with the first payment of such surface rental being payable within thirty (30) days following the commencement of surface disturbance and site preparation in connection with development of Lessee’s mine on the Leased Premises. The first payment of each of the foregoing shall be pro rata for the number of days remaining in the lease year bears to the entire current lease year. Thereafter, such payments shall be made, in advance, on or before the anniversary date of this Lease. Beginning on January 1 of the calendar year following Lessee’s receipt of all necessary governmental permits for the construction and operation of a preparation plant, or the execution of a contract with a third party for the processing of coal mined from the Leased Premises, and continuing each year thereafter during the term of this Lease, the advance minimum annual royalty shall be increased to Five Hundred Thousand Dollars ($500,000.00) per year.

Advance minimum annual royalty payments shall be fully recoupable by Lessee by crediting the same against tonnage royalty payments thereafter due to Lessor, if any, until fully recouped by Lessee. Notwithstanding anything herein to the contrary, Lessee shall not be entitled to credit tonnage royalty against future advance minimum annual royalty payable pursuant hereto, nor shall Lessor be required to refund any unrecouped advance minimum annual royalty paid by Lessee and not recouped from tonnage royalty pursuant hereto. Annual surface rental shall not be recoupable.

Simultaneously herewith, Lessor and Lessee have entered into that certain Mutual Cooperation Agreement of even date herewith, a copy of which is attached hereto as Exhibit C and incorporated herein by reference (the “Cooperation Agreement”), which Cooperation Agreement addresses the modification of minimum annual royalty payable under this Lease if property is added hereto pursuant to the exercise of rights under the Cooperation Agreement.

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B. TONNAGE ROYALTY. Lessee shall pay to Ramaco a tonnage royalty for the coal mined from the Leased Premises during each calendar month of the term hereof, to be received by Ramaco within twenty (20) days after the end of the month to which payment applies, in the amount of Two and 50/00 Dollars ($2.50) per ton or five percent (5%) of the Gross Selling Price, whichever is greater.

The term “coal” referred to herein shall include any low- coal content merchantable product that is sometimes sold and shipped under various trade names including, but not limited to, bone, coal, fuel and middlings. The term “ton” referred to herein shall mean 2,000 pounds.

Subject to the qualification hereinafter stated in this paragraph, “gross selling price” of coal shall, for all purposes under this Lease, be the amount received, either directly or indirectly by the vendor or vendors thereof, whether or not the Lessee is the vendor, upon sale thereof after preparation and/or tippling, regardless of who owns or operates such facilities, to the ultimate consumer f.o.b. railroad cars or other transport at the ultimate tipple or tipples at which coal mined hereunder has been prepared and loaded into railroad cars or other transport for shipment to the ultimate consumer, without any deduction for selling expense or sale commission. If any party to any sale or other disposition of the coal shall have any direct or indirect financial interest in any other party to such transaction, the price charged to the ultimate consumer of the coal involved in such transaction, less such deductions therefrom as Lessor may from time to time approve in writing, shall be taken and treated as the amount received therefor. It is this section’s intent that the gross selling price be the highest price received by Lessee, its affiliates or any direct or indirect financially related company, in the last arm’s-length transaction through the final sale to the ultimate consumer. If Lessee, any affiliated company of the lessee, or the preparer or tippler of the coal shall consume any of the coal, the price of the coal as consumed shall be considered equal to the highest sales price of (1) the coal consumed by the ultimate consumer, if known, or (2) the coal from the Leased Premises which is then being sold to unaffiliated customers, or (3) if there are no unaffiliated customers, the highest sales price of comparable coal in the open market.

Lessee shall furnish to Lessor on or before the 20th day of each calendar month the railroad and truck scale weights showing the quantity of coal shipped from the Leased Premises and weights of coal, if any, consumed on the Leased Premises or at the preparation plant or tipple during the preceding calendar month. Lessee shall comply with all reasonable rules and

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regulations which may be prescribed by Lessor’s engineer for the ascertainment of and payment of tonnage royalties on the coal mined, shipped, sold, or consumed under this Lease. Lessee shall keep accurate and correct books of account showing all coal mined, and all coal consumed or disposed of on, transported, or shipped from the Leased Premises or elsewhere, together with the correct weights and gross selling price thereof, to which books and records Lessor shall at all reasonable times have access for verification of statements to be furnished by Lessee.

Lessor, for like purposes is hereby authorized to demand and require of any railroad company, trucking company or other agents transporting the products of the Leased Premises, inspection of its books and records, showing the weight and quantity of such products and pertinent information in relation thereto. Said carriers and other agents are hereby authorized and requested by Lessee to show Lessor, or its agents, all such books and records and to furnish all such information when requested.

In the event it shall be necessary in mining the Leased Coal to load the same over a tipple or tipples over which other coal is loaded, thereby mixing the Leased Coal with other coal, Lessee shall keep a strict account of the tonnage of Leased Coal as well as a strict account of the tonnage of other coal being loaded over the same tipple or tipples. The method of determining these respective tonnages shall be approved in writing by the Engineer of Lessor before other coal may be mixed with Leased Coal.

In the event Leased Coal is so commingled, then the Gross Selling Price, as set forth in Section 4 hereof shall be the average sales price for all coal with which Leased Coal is commingled, to the end that unless the Leased Coal is mined, transported, processed, stored and sold separately from all other coals, then the Gross Selling Price shall be the Average Gross Selling Price for all coal sold from the Lessee’s facility with which Leased Coal is commingled.

It is the intent of this Lease to allow monthly royalty payments to be paid on either a sales or a production basis; however, all Leased Coal shall be reconciled to total sales along with any foreign coal that is commingled with the Leased Coal. This reconciliation shall be done monthly for coal reported and royalty paid on a sales basis and not less than annually for coal reported and royalty paid on a production basis. The only allowable adjustment to total sales is a reduction for third party coal segregated and not commingled at any time with Leased Coal. Lessor’s portion of total sales will be prorated based on Lessor’s percentage of total production since the last reconciliation and adjustments made, plus or minus, at that time. There will be no other adjustments to sales tons or methods used to reconcile Lessor’s royalty payments unless expressly agreed to in writing by Lessor.

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C. REQUIRED THIRD-PARTY PAYMENTS. Lessee shall pay directly to the applicable third parties, when due, those overriding royalties required to be paid under instruments appearing of record and those instruments identified on Exhibit B attached hereto (the “Third Party Payments”). Third Party Payments shall be calculated and paid in accordance with the terms of such instruments creating such obligations. Notwithstanding the foregoing, the per ton amount of each Third Party Payment paid by Lessee hereunder may be deducted from the Gross Selling Price calculated in accordance with Section 4(B) above in calculating tonnage royalty payable to Lessor under this Lease.

In addition to the Third Party Payments, Lessee shall (i) pay the Permitting Payment, as defined in that certain Asset Purchase Agreement, dated December 21, 2011, between Appalachia Holding Company, Rostraver Energy Company, Ramaco, LLC, and Ramaco (the “Rostraver APA”), which Permitting Payment is in the amount of One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00), as and when due and payable under the Rostraver APA, and those orders and agreements referenced in the Rostraver APA with respect to the Permitting Payment, and (ii) diligently undertake the Permitting Obligations, as defined in the Rostraver APA, and those orders and agreements referenced therein with respect to such Permitting Obligations.

SECTION 5. TAXES, INDEMNITY, INSURANCE.

A. TAXES

Lessor will, in the first instance, pay all the taxes, levies and assessments on or in respect of Lessor’s ownership, and during the continuance of this Lease, Lessee shall pay to Lessor the full amount of such taxes, levies, and assessments, beginning with those covering the calendar year in which this Lease is effective, promptly upon receipt of Lessor’s statement therefor, such amounts to constitute and be treated as additional rental hereunder. Lessee shall promptly pay at the several times they become due and payable all taxes levied or assessed upon coal mined from or products manufactured from coal upon the Leased Premises. Lessee shall also pay any and all taxes due to the state and/or its subdivision for severing, removing, processing, or preparing of said coal, except for taxes on gross or net income of Lessor on receipt of royalties, and Lessee shall also pay all royalties for removal of coal required by any existing or future labor agreements of lessee, its agents, operators or affiliates.

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In the event any of the coal reserved unto Lessor in Section 2 hereof shall be leased to others, Lessor shall determine the proportion of taxes to be paid and borne by each lessee. Lessee may at any time during the continuance of this Lease, at its own cost and expense, and after reasonable notice to Lessor of its intention so to do, contest any of the taxes, levies, or assessments to be borne by Lessee as above provided. In the event of any such contest, Lessee is authorized to proceed in the name of Lessor with respect to the reversionary interest of Lessor in the Leased Premises, but Lessee shall indemnify Lessor against any costs, penalties, expenses, or interest charges arising out of such contest.

Lessee shall submit to Lessor, for its review, a copy of annual coal appraisal reports or returns prepared pursuant to laws or regulations in the Commonwealth of Pennsylvania with respect to Lessor’s ownership prior to their filing with any governmental agency. It is understood and agreed that the taxes levied or assessed from such reports are based, in part, upon the permitting and/or production of Lessee and for that reason, Lessee’s payments to Lessor as provided for in this section shall continue and survive any termination or cancellation of this Lease until such time as said taxes levied or assessed are not based on said coal appraisal reports or returns.

B. INDEMNITY

Lessee agrees that it shall comply with all of the terms and provisions of the black lung laws (defined below) and will secure the payment of black lung benefits (defined below) as hereinafter provided. “Black lung laws” mean the Black Lung Benefits Act, Title IV of the Federal Mine Safety and Health Act of 1977, 30 U.S.C. 901 et seq., and the Internal Revenue Code, 26 U.S.C. 1 et seq., Black Lung Benefits Reform Act of 1977 (P.L. 95-239), Black Lung Benefits Revenue Act of 1977 (P.L. 75-227), Black Lung Benefits Revenue Act of 1981 (P.L. 97-119), as now or hereafter amended, and all rules and regulations adopted pursuant thereto. “Black lung benefits” means any and all benefits payable pursuant to the black lung laws. Lessee acknowledges that, as between itself and Lessor, that Lessee is, and shall be deemed to be, the operator of any coal mine or coal preparation facility or facility used for the extraction, preparation or transportation of coal produced from the Leased Premises and of all related activities, including, but not limited to, coal mine construction or maintenance, engaged

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in by Lessee pursuant to the terms of this Lease with respect to any claim for black lung benefits filed by or on account of any of its employees or former employees. Lessee shall secure and shall require any other person or entity who operates, controls, or supervises a coal mine or coal preparation facility on the Leased Premises or performs services of construction, maintenance, transportation, or other activities related to coal mining or preparation under the terms of this Lease, or who otherwise may be liable for the payment of black lung benefits, to secure the payment of such black lung benefits to or on account of employees or former employees in accordance with the black lung laws and shall provide Lessor, upon request, with appropriate certification that each of them has provided security in compliance with all black lung laws for the payment of such black lung benefits. Without limiting the generality of Lessee’s obligations to comply with all other provisions of this Lease, Lessee agrees that it will secure and guarantee the payment of all black lung benefits required to be paid under the black lung laws by reason of mining, construction, transportation, and related activities under this Lease, and Lessee does hereby agree that it will indemnify, defend and hold Lessor harmless from any liability or expenses, including reasonable attorney fees and expenses, which Lessor may suffer directly or indirectly, as a result of or with respect to any claim for black lung benefits filed by or on account of any of Lessee’s employees or former employees, or employees or former employees of others who may be required to secure the payment of black lung benefits as provided above.

Notwithstanding anything in this Lease to the contrary, this Lease does not empower Lessor to make any decisions and Lessor hereby expressly waives and disclaims any right to make any decisions with respect to the terms and conditions under which the leased coal is extracted or prepared, such as, but not limited to, the manner of extraction or preparation or the amount of Leased Coal to be produced at any particular time, all within the meaning of the black lung laws. The parties hereto do acknowledge, however, that Lessor has reserved certain rights and has imposed certain requirements under the terms of this Lease solely for the purpose of preventing waste and protecting the reserved rights of Lessor.

Lessee covenants and agrees to indemnify, defend and save harmless Lessor, its members and its and their members, partners (general and limited), shareholders, officers, directors, agents, employees, successors, affiliates and assigns from and against (a) (1) any and all claims, demands, actions or causes of action by or on behalf of any person, firm, corporation or governmental body for damages, injuries, deaths, penalties, fines, assessments or otherwise and

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(2) any liabilities or costs incurred by them (including any regulatory obligations arising under environmental, health or safety laws), in each case caused by, arising out of, resulting from or as a consequence of, in whole or in part, (i) any acts or omissions of Lessee, its officers, directors, employees, sublessees, contractors, subcontractors, licensees, invitees, engineers, agents, successors, assigns or parent or affiliated corporations or any other persons or entities acting by direct or indirect authority of Lessee or pursuant to any rights granted in this Lease or (ii) the use and enjoyment of the Leased Premises pursuant to this Lease or (iii) the approval by Lessor of any plans of the Lessee or (iv) any conditions present on the Leased Premises associated with or resulting from past or present mining and related operations and (b) any and all costs, counsel fees, expenses and liabilities incurred in or about any such claim or action brought thereon (including any regulatory obligations arising under environmental, health or safety laws), all of which costs, counsel fees, expenses and liabilities shall be reimbursed to Lessor by Lessee immediately upon notification from Lessor to Lessee that the same have been incurred. Lessee expressly agrees to indemnify, defend and hold harmless Lessor from any and all claims, liability and expenses in accordance with this section, including any claims, liability or expense occurring or arising with respect to any periods prior to the date hereof. Lessee’s obligations under this section shall survive termination of this Lease.

C. INSURANCE

During the term of this Lease, Lessee shall carry, with a limit of $1 million per occurrence and $5 million aggregate, coal mine liability and contractual liability insurance. Lessor, its members and its and their members, partners (general and limited), shareholders, officers, directors, agents, employees, successors, affiliates and assigns shall be named as additional insureds and provided a certificate of insurance reflecting such coverage, which shall not be cancelable except after thirty (30) days’ notice to Lessor. Such insurance shall provide a waiver of subrogation for all claims regarding this Lease and be written on an “occurrence” basis unless the policy is available only on a “claims made” basis, in which case such “claims made” insurance coverage shall be maintained in effect for a period of at least five (5) years after the termination of this Lease, or until final release of Lessee’s environmental reclamation bonds required by any regulatory authority, whichever shall last occur. This insurance shall be primary to any other liability insurance coverage that Lessor may have or that may be applicable for the benefit of Lessor.

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Lessee further covenants and agrees that all employees of Lessee and/or any and all other persons performing work on the Leased Premises pursuant to the rights granted in this Lease will be fully covered by or insured at all times by Workers’ Compensation, and to that end Lessee shall comply with all applicable Workers’ Compensation laws, rules and regulations and shall make all necessary contributions and/or premium or other payments.

Lessee further covenants and agrees to keep all buildings, plants, and improvements upon the Leased Premises, as well as those on the adjacent premises that are constructed for the processing, treatment or loading for shipment of Leased Coal, insured during the term of this Lease by responsible insurance companies in an aggregate sum of not less than the full amount of their insurable value, loss, if any, payable to Lessor, provided that in case of any loss the sum received by Lessor on account of the insurance shall be expended, if required by Lessee, in rebuilding or repairing the improvements destroyed or damaged, or in erecting upon the Leased Premises such other improvements for use in Lessee’s operations as Lessee and Lessor may agree upon. Lessee shall furnish to Lessor a certificate or certificates of such insurance issued upon the Leased Premises and such buildings, plants and improvements.

SECTION 6. METHOD OF OPERATION.

Lessee covenants and agrees that it shall diligently and continuously pursue the issuance of all necessary governmental authorizations and permits for coal mining operations on the Leased Premises, and that when it commences operation in any of the seams leased herein it will thereafter diligently prosecute its operations hereunder utilizing modern mining equipment best suited for the prevailing mining conditions so as to develop thoroughly the coal herein leased and to conduct such operations in a careful, skillful, and workmanlike manner, and in compliance with all present and any future laws of the Commonwealth of Pennsylvania, and any agencies, subdivisions, localities, or counties thereof, and of the United States, and also according to the rules and practices of good mining and with due regard for the value of the Leased Premises as a coal producing property. Lessee specifically acknowledges and agrees to conduct its operations in accordance with all zoning and conditional use requirements, restrictions and limitations of Nottingham Township.

Lessee shall be solely responsible for complying with all present and future laws and governmental regulations, including environmental laws and regulations, impacting on or controlling mining and related operations on the Leased Premises, which responsibility shall

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survive termination of this Lease. If, as a result of Lessee’s operations hereunder, laws or governmental regulations are violated, or are claimed to be violated, then Lessee shall indemnify Lessor and hold it harmless from any penalties, fines, costs, and expenses, including legal fees and court costs, imposed upon or incurred by Lessor as a result of said claim, violation or violations. Any dispute as to the absolute obligation of Lessee to relieve Lessor of responsibility as provided herein shall be submitted to arbitration in the manner provided in Section 10 hereof.

Notwithstanding Lessee’s obligation to comply with all laws, rules, regulations and orders as set forth above, Lessor shall not declare a default hereunder solely as a result of one or more routine operational violations which Lessee cures or abates as promptly as practical. Lessee shall be solely responsible for treatment of any water discharge caused by its operations, if required by present or future law or regulation, which responsibility shall survive termination of this Lease forever.

Lessee shall provide Lessor a permit map as a matter of information, in a format acceptable to Lessor, for any coal seams being permitted on the Leased Premises at the time of permit submittal and at the time of any revisions and amendments thereof.

Lessee acknowledges that Lessor holds the Leased Premises and adjoining properties for the purpose of maximizing the royalty revenue generated therefrom and agrees that it will work and mine the coal in accordance with said purpose and in accordance with general and detail maps and plans of mining and descriptions to be prepared by Lessee (hereinafter collectively called “Mine Plans”) and will submit a copy of same to the Lessor in a digital format acceptable to Lessor, if available. Said Mine Plans shall take into consideration the entire area proposed to be developed by Lessee, and shall make suitable provisions for (1) the proper protection of overlying and underlying seams so that they may be economically mined at a later date and (2) the reasonable and proper removal of all the mineable and merchantable coal from the Leased Premises. No Mine Plan shall be proposed which, if adopted, would render otherwise mineable and merchantable coal unmineable or unmerchantable or substantially more difficult or expensive to mine. The said Mine Plans shall be submitted to the Lessor at least 30 days prior to the commencement of any operation on the Leased Premises. In the event Lessor determines that the Mine Plans submitted by Lessee fail to comply with any of the terms of this Lease, Lessor shall so notify Lessee, in which event Lessee will modify said Mine Plans to comply with the terms and conditions hereof. No material change in, modification of, or departures from any

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Mine Plans so approved shall be made in the development or operation of the mine or mines except pursuant to modified Mine Plans submitted by Lessee to Lessor for the purpose of allowing Lessor to determine that said modification complies with the terms of this Lease. Lessor’s right to notify Lessee that proposed mining plans fail to comply with this Lease is a right reserved solely to protect Lessor’s interest in the Leased Premises and to prevent waste and is not intended to give and shall not be construed to give Lessor any control over Lessee’s operations. Lessor shall have no authority to determine the manner in which or the methods by which any of Lessee’s mining operations are to be conducted, all of which shall be solely determined by Lessee.

Anything contained herein to the contrary notwithstanding, Lessee shall not mine any coal by the auger method without the written consent of Lessor, which consent may be arbitrarily withheld.

Lessee shall have no right, without prior written consent of Ram Farms (which may be arbitrarily withheld), to deposit slate, coal refuse, water or refuse of any kind on or in the Leased Premises, except as set forth in an approved Mining Plan. Subject to Ram Farm’s consent to surface uses as set forth herein, Lessee shall be entitled to transport foreign coal over, through and under the Leased Premises to the extent such foreign coal is mined from other premises leased or subleased by Lessee from Lessor or any of Lessor’s affiliated companies.

Anything contained in this Lease to the contrary notwithstanding, the Lessee shall give notice in writing to the Lessor at least six (6) months prior to the start of any operations authorized herein which would require or result in the displacement or removal of trees or timber on the surface of the Leased Premises where said surface is owned by Lessor. Lessor may, at its election, remove such trees or timber, or require Lessee to remove and stockpile any trees or timber deemed merchantable by Lessor. Lessor shall make all reasonable efforts to complete any harvesting operations for trees or timber sold “on the stump” prior to start-up operations by Lessee, but it is understood that both activities may continue simultaneously, provided such continuance does not unreasonably interfere with Lessee’s operations. As an additional option, Lessee may give written notice to Lessor and elect to reimburse Lessor for such trees and timber at the fair market value as appraised by Lessor’s forester and dispose of such trees or timber in any manner it shall deem appropriate or necessary and upon making payment in full, the Lessee shall not have any further obligation to the Lessor with respect to such trees and timber or the disposition thereof.

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Lessee may conduct its operations under this Lease through its contractors or agents when approval has been granted in writing by Lessor, provided in any case Lessee shall be and remain liable to Lessor for all obligations of the Lessee under this authority, and subject to any conditions imposed by Lessor in granting its consent.

Notwithstanding anything in this Lease to the contrary, Lessee shall not conduct mining by the longwall method of mining or any other full-extraction method of mining without Lessor’s prior written consent, which consent may be arbitrarily withheld. Nothing contained herein shall constitute a waiver of the right of lateral or subjacent support of the surface or any seams of coal not leased herein.

Lessee shall comply in its operations with all zoning and other land use restrictions applicable to the Leased Premises. Lessee acknowledges that Ram Farms has received a conditional use permit, a copy of which is attached hereto as Exhibit D (the “Conditional Use”). Ram Farms, to the extent it has the right to do so, hereby assigns to both Ramaco and Lessee the right to operate under such Conditional Use, on a non-exclusive basis, and Lessee and Ramaco hereby assume all obligations of Ram Farms, and perform each condition and covenant, under the Conditional Use and agree to conduct their respective operations and uses of the Leased Premises in accordance with the terms of the Conditional Use in every respect.

Ram Farms excepts and reserves the dwelling house, together with ingress and egress thereto, at 36 Little Mingo Road (the “House”), and shall have the right to lease the same from time to time for residential purposes at its sole discretion; provided, however, that if Lessee obtains, at its sole cost, a conditional use permit or other zoning or governmental approval to occupy the House as an office building, then upon notice thereof and written request to Ram Farms, the parties will add such House to the Leased Premises, AS IS, WHERE IS, IN ITS THEN-EXISTING CONDITION. Lessee shall be subject to any then current lease of the House to any third parties, and Ram Farms shall assign its interest in such lease of the House to Lessee simultaneously with the addition of the House to this Lease. Upon addition of the House to the Leased Premises, Lessee shall pay an additional rental of Two Thousand Five Hundred Dollars ($2,500.00) per month (the “House Rent”). Lessee thereafter shall have the right to surrender the House at any time upon one hundred eighty (180) days prior written notice, at which time the House shall no longer be part of the Leased Premises, and Lessee’s obligation to pay House Rent shall cease. Lessee shall maintain the House in good and habitable condition, and return the House to Ram Farms in good condition, reasonable wear and tear excepted.

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If it is found and reported to Lessee in writing by an agent of Lessor that in the progress of the work any areas of merchantable and mineable Leased Coal have been passed by or abandoned with the result that such Leased Coal has not been mined and removed, which in accordance with accepted overburden/coal ratio criterion or in accordance with good mining practice should have been mined and removed, it shall be the duty of Lessee to return as soon as possible to such areas and mine and remove the Leased Coal therefrom, or failing so to do, Lessee shall account for the coal contained therein and pay the royalty therefor the same as though it had been mined. If there is a dispute between Lessor and Lessee as to whether Lessee has passed by or abandoned any coal which should have been mined and removed as above provided, such dispute shall be submitted to arbitration in the manner provided in Section 10 hereof.

Lessor shall have the right at its option to lease to another or others while this Lease is still in force and effect the area or areas of coal which may be abandoned by said Lessee under the provisions hereof; provided, however, that the same does not interfere with Lessee’s operations. In any event, Lessor may direct Lessee to leave pillars and barriers of coal for the support and protection of the entries and air courses leading to such coal.

Lessee shall employ a competent mining engineer, duly registered in the Commonwealth of Pennsylvania and acceptable to Lessor, whose duty it shall be to keep up the mine surveys and make accurate maps thereof, which maps shall at all times be subject to the inspection of Lessor, or its duly authorized agents, and copies furnished to the Engineer of Lessor at any time upon request but without such request at a minimum of on or before February 1, May 1, August 1 and November 1 of each year. Such maps shall show the location of all coal section numbers obtained by Lessee in addition to those measured by Lessor during mine inspections in a form convenient to Lessee and acceptable to the Engineer of Lessor. Upon request, Lessee shall provide to Lessor, on the date designated by Lessor, either monthly, quarterly or annual tonnage and sales price forecasts, as prescribed by Lessor, for Leased Coal to be mined in future years.

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Lessee shall furnish Lessor copies of data derived from any and all coal exploration activities within the Leased Premises, including, but not limited to, driller’s logs, geophysical logs, coal laboratory analyses, and geological maps.

Upon request of Lessor, Lessee shall make available for Lessor’s inspection and copying any and all laboratory analyses made of Leased Coal.

Upon request of Lessor, Lessee shall make available for Lessor’s inspection and copying any and all Lessee’s correspondence with government agencies or departments which pertain to the Leased Premises, or to operations undertaken or to be undertaken thereon.

Lessor, through its duly authorized agents, shall at all reasonable times have the right to enter said mines, inspect the same, and have surveys made thereof to determine if all the terms and conditions of this Lease are fully complied with, and for these purposes to use freely the means of access to said mines and the workings thereof without hindrance, but in such manner as not unreasonably to interfere with the operation thereof.

SECTION 7. REMEDIES OF LESSOR.

All payments hereunder required to be made by Lessee to Lessor shall be deemed and considered as rent reserved upon contract, and all remedies now or hereafter given by the laws of the Commonwealth of Pennsylvania for the collection of rent are reserved to Lessor in respect of the sums so payable, and a lien is hereby reserved and imposed upon all the personal property of Lessee at any time acquired for use in connection with Lessee’s operations on the Leased Premises and remaining thereon at the time of any default hereunder, as well as also upon this Lease and the leasehold estate hereby created, to secure the payment of any and all sums.

If default be made by Lessee in (i) the payment of the rentals, royalties, taxes, wheelage fees, Third Party Payments, and any other payments or charges required to be paid under this Lease; or (ii) in the performance of any of the other terms or conditions hereof required to be kept or performed by Lessee, including without limitation, the requirement to conduct its operations in accordance with Section 6 of this Lease, to provide mine plans for approval in accordance with Section 6, to maintain insurance and indemnify Lessor as set forth in Section 5, to maintain lateral and subjacent support of the Leased Premises, to avoid the loss of or bypassing coal in accordance with Section 6, to pay, perform and be responsible for any and all black lung benefits, to conduct its operations in compliance with applicable law, to comply with the terms of the Conditional Use and any and all other zoning or land use requirements or

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restrictions, and perform any and all other covenants and obligations to be performed by Lessee hereunder; and in each or any such case, such default shall continue for a period of fifteen (15) days after written notification thereof has been posted to Lessee, then in such event and as often as the same occurs, Lessor may, at its option, terminate this Lease without any further notice and re-enter upon and take possession of the Leased Premises and hold and possess the same as its absolute property free and clear of any claims of, by, or through Lessee, and pursue any and all other remedies available under the laws of the Commonwealth of Pennsylvania for violation of any covenant or condition hereof, and all such remedies shall be deemed cumulative and not exclusive.

Lessee further agrees that if the interest of Lessee in the Leased Premises shall be sold on execution or judicial sale, or if bankruptcy proceedings be begun by Lessee, or if Lessee be adjudged a bankrupt, or it makes an assignment for the benefit of creditors, or a receiver be appointed for it or for the Leased Premises, or if an assignment occurs by operation of law, then, and in any such event, this Lease shall forthwith terminate and be forfeited and the Leased Premises and all improvements thereon shall forthwith become the property of Lessor, without compensation to Lessee, and without refund of any royalties paid hereunder.

SECTION 8. ASSIGNMENT OR SUBLETTING.

Lessee covenants and agrees that it will not sell, assign, sublease, mortgage, pledge or otherwise transfer or encumber (collectively “transfer”) this Lease or any rights, interests or estates created by this Lease or all or any portion of the Leased Premises, either voluntarily or by operation of law or allow any third party to mine on the Leased Premises under any form of agreement or contract, (a) without having first obtained the written consent of Lessor (which consent shall not be unreasonably withheld), and (b) in the case of an assignment, without first obtaining and presenting to Lessor a covenant of assumption by the assignee, wherein such assignee expressly agrees to and with Lessor to assume and be bound by all of the covenants, terms, conditions and provisions hereof to the same extent as if said assignee had been named as the original Lessee. Notwithstanding the foregoing, Lessee may transfer this Lease or any rights, interests or estates created by this Lease to an affiliate of Lessee under common ownership and control of Lessee without prior written consent of Lessor, but in such event Lessee shall remain liable for the performance of the Lease and, in the case of an assignment, Lessee shall comply with the requirements of Section 8(b) above.

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Any such transfer shall not relieve Lessee from its obligations to comply with all the covenants, terms, conditions and provisions of this Lease, unless otherwise agreed in writing by Lessor. In the event Lessor consents to any transfer, such consent shall not relieve Lessee and/or any transferee, assignee, sublessee, etc., from securing Lessor’s written consent to any further transfer, nor shall any such consent be construed as consent to any further transfer or as a waiver of any portion of this section or of Lessor’s rights hereunder.

A transfer of control of Lessee’s capital stock, either voluntarily or by operation of law, shall constitute a “transfer” of the Lease under this section. “Transfer of Control” as used in the foregoing shall include, without limitation (a) an outright sale, assignment or transfer of sufficient shares of Lessee’s capital stock to vest 51% or more of Lessee’s capital stock in persons or entities controlled directly or indirectly by persons or entities, some or all of whom are different than those persons or entities which directly or indirectly control 51% or more of Lessee’s capital stock as of the effective date of this Lease, or (b) a sale, assignment or other transfer of shares of the capital stock or ownership interest in any corporation, partnership or other entity, which, as of the effective date of this Lease, owns, separately or jointly with others, directly or indirectly, 51% or more of Lessee’s capital stock, where such transfer is sufficient to vest 51% or more of such capital stock or ownership interest in persons or entities, some or all of whom are different than those persons or entities owning such shares or ownership interest as of the effective date of this Lease.

Accordingly, a “transfer of control” shall have occurred whenever 51% or more of Lessee’s capital stock shall become subject to the direct or indirect control of persons or entities, some or all of whom are different than those persons or entities which directly or indirectly control that portion of Lessee’s capital stock as of the effective date of this Lease. Notwithstanding anything herein to the contrary, the offering of stock of Lessee or any entity controlling or controlled by Lessee pursuant to Securities Laws (including, without limitation, a private placement or initial or subsequent public offering), or any public or other trading of such stock from and after such offering, shall not constitute a transfer of control requiring Lessor’s consent hereunder. For purposes of the foregoing provision, “Securities Laws” shall mean the following: (i) the Securities Act of 1933, as amended, restated or otherwise modified from time to time hereafter, (ii) the Securities Exchange Act of 1934, as amended, restated or otherwise modified from time to time hereafter, and (iii) all rules and regulations promulgated thereunder.

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Upon the occurrence of any such transfer without the prior written approval of Lessor, Lessor shall have the option to terminate this Lease by serving written notice of its election so to do.

SECTION 9. WAIVERS AND RELEASES, ETC.

No waiver, release, modification, or amendment of any of the terms, conditions, or provisions of this Lease shall be valid or set up or relied upon by Lessor or Lessee, or offered by either of said parties in any judicial proceeding, arbitration proceeding or otherwise, unless the same is in writing duly exercised by Lessor and Lessee. The failure to exercise any right upon nonperformance shall not be construed as a waiver of the right to insist on subsequent performance of the terms and conditions hereof. Mining joins in this Lease for the sole purpose of relinquishing any right it may be deemed to have had in the Leased Premises or the Original Lease as more particularly set forth in the Recitals hereto.

SECTION 10. ARBITRATION.

In the event of a disagreement between the parties hereto as to any of the questions made subject to arbitration hereunder, such question or questions shall be submitted to three competent and disinterested arbitrators in the following manner. The party desiring such arbitration shall select its arbitrator and give written notice thereof to the other party, and shall in such notice state precisely the matter or matters which it is proposed to bring before the arbitrators, and only the matters so stated shall be considered and decided by them. If the party receiving such notice shall fail to name an arbitrator within fifteen (15) days after notice as aforesaid has been given to it, the arbitrator named by the party giving such notice may and shall name and appoint an arbitrator for and in behalf of the party so in default, and the arbitrator so named and appointed shall have the same power and authority as if he had been appointed by such party. Prior to the appointment of a third arbitrator, as hereinafter set forth, each party shall submit to both arbitrators above-named a detailed statement of their last and final positions on the matters to be arbitrated. The arbitrators so chosen shall appoint a third arbitrator, and in the event they are unable to agree on such appointment, the appointment of the third arbitrator may be made by the Chief Judge of the District Court of the United States for the Western District of Pennsylvania on the application of either of the parties hereto. The three arbitrators shall immediately upon their selection hear and decide the question or questions submitted for arbitration and shall give to each of the parties hereto reasonable notice of the time and place of their meetings, and

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reasonable opportunity for the production of evidence. After hearing both parties, the arbitrators shall promptly make an award in writing upon the question or questions submitted and shall serve a copy of such award upon each party hereto. In making their award, the arbitrators shall choose one of the detailed statements submitted by the parties hereto as above set forth and shall not otherwise tender any award. The award of such arbitrators, or a majority of them, shall be final and binding upon the parties hereto, and the said arbitrators or a majority of them, shall, in their award and as a part thereof, decide by whom and in what proportion the costs of such arbitration shall be borne and paid and the amount of such costs. Neither party hereto shall have or enforce any right or remedy against the other in respect of any matter herein made the subject of arbitration, until such matter shall have been submitted to and decided by arbitration in the manner above provided, and then only in accordance with such decision in arbitration.

SECTION 11. NOTICES.

Until written notice of a different address, all notices, reports or payments, which are anywhere in this Lease provided to be given or made shall be served upon or mailed, if to Lessor, at 250 West Main Street, Suite 210, Lexington, Kentucky 40507, and if to Lessee at 250 West Main Street, Suite 210, Lexington, KY 40507.

SECTION 12. WARRANTY.

Lessor, for itself, its successors and assigns, does hereby covenant and agree with the Lessee, subject to the exceptions and reservations herein set forth, and subject to such limitations, restrictions and defects in Lessor’s title to the Leased Premises as are existence as of the date hereof, and subject to those encumbrances of record or readily apparent from an inspection of the Leased Premises or which would not unreasonably interfere with Lessee’s coal mining, loading, transporting, and processing operations on the Leased Premises, that upon the payment of the rentals and royalties and the performance of all and singular the covenants and agreements aforesaid, said Lessee shall and may peaceably and quietly have and enjoy said Leased Premises for and during the term aforesaid, and for the purposes aforesaid, free from any let or hindrance by the Lessor, its successors and assigns. Lessor does not warrant generally its title to the Leased Premises but warrants only that it has done no act to encumber the titles which it acquired to the various tracts comprising the Leased Premises since its acquisition of said tracts which would substantially interfere with the operations of the Lessee hereunder. In the event that Lessee did not have the right to mine coal in any part of the Leased Premises because

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of the rights of a holder of an outstanding superior title antedating Lessor’s acquisition of title to the tract or tracts in question, if the Lessee has mined and removed a part or all of the coal therefrom and paid the Lessor therefor on the royalty basis, the Lessor agrees to repay to the Lessee the amount of royalty so paid, without interest, but the Lessor shall not be otherwise liable for any damage to Lessee on account of the mining and removing of said coal by the Lessee.

SECTION 13. SUCCESSORS AND ASSIGNS.

All covenants, agreements, and conditions herein set forth to be performed by or on behalf of Lessor or Lessee shall bind their respective successors and assigns, whether so expressed or not, and shall inure to the benefit not only of Lessor and Lessee, but also the benefit of their respective successors and assigns; but this Section 13 shall not be construed as in anywise modifying the provisions of Section 8 hereof.

SECTION 14. REMOVAL OF PROPERTY.

Lessee, having performed all the terms and conditions of this Lease to be by it performed, and having mined all the merchantable and mineable coal herein demised, may, within six (6) months thereafter, remove any and all mobile mining equipment and personal property owned by Lessee, and may remove from the surface overlying the Leased Premises any and all improvements, buildings, or other structures placed thereon by Lessee during the term hereof. If the Lessee shall fail to remove any of the mobile mining equipment and personal property described above within said six (6) months, then at Lessor’s option the same shall thereupon be and become the absolute property of Lessor.

In the event this Lease is terminated for any reason prior to removal of all merchantable and mineable coal, all buildings, structures and improvements then affixed to the Leased Premises, at Lessor’s option, shall be and become the property of Lessor, but mobile mining equipment and personal property of Lessee shall remain the property of Lessee; provided, however, that if the Lessee fails to remove the said mobile mining equipment and personal property within six (6) months after such termination of this Lease, then, at Lessor’s option, the same shall thereupon be and become the absolute property of Lessor.

SECTION 15. TRANSPORTATION OF COAL.

Lessee shall have the right (to the extent of Lessor’s ownership and subject to the restrictions contained in this Lease) to transport coal (including, without limitation, foreign coal)

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into, over, through, or under the Leased Premises. Lessee shall pay to Ram Farms on or before the 20th day of the month following the month in which such coal is so transported a wheelage charge equal to the greater of (a) one-half of one percent (0.5%) of the Gross Selling Price, or (b) thirty five cents per ton ($0.35), of all coal (including, without limitation, Leased Coal) so transported in, on, under or through the Leased Premises.

[The remainder of the page is intentionally blank]

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IN TESTIMONY WHEREOF, the parties hereto have caused this Lease to be executed in their respective names by their respective representatives thereunto duly authorized, all as of the day and year first above written.

Executed in duplicate.

RAMACO, LLC On behalf of RAMACO NORTHERN APPALACHIA, LLC, and On behalf of RAM FARMS, LLC, As the Sole Member of each limited liability company

By	/s/ Randall W. Atkins
Its	Authorized Agent

RAMACO, LLC On Behalf of RAM MINING, LLC, As its Sole Member

By	/s/ Michael D. Bauersachs
Its	Authorized Agent

RAMACO, LLC On Behalf of RAMACO MINING, LLC, As its Sole Member

By	/s/ Michael D. Bauersachs
Its	Authorized Agent

Exhibit A-1

STATE OF West Virgina,

COUNTY OF Kanawha, TO-WIT:

The foregoing instrument was acknowledged before me this 20th day of August, 2015, by Randall W. Atkins, the Authorized Agent of RAMACO CENTRAL APPALACHIA, LLC, a Delaware limited liability company, on behalf of RAMACO CENTRAL APPALACHIA, LLC.

My commission expires: October 7, 2020

/s/ Joseph G. Bunn
NOTARY PUBLIC

[SEAL]

STATE OF West Virgina,

COUNTY OF Kanawha, TO-WIT:

The foregoing instrument was acknowledged before me this 20th day of August, 2015, by Randall W. Atkins, the Authorized Agent of RAMACO CENTRAL APPALACHIA, LLC, a Delaware limited liability company, on behalf of RAMACO CENTRAL APPALACHIA, LLC.

My commission expires: October 7, 2020

/s/ Joseph G. Bunn
NOTARY PUBLIC

[SEAL]

STATE OF West Virgina,

COUNTY OF Kanawha, TO-WIT:

Exhibit A-2

The foregoing instrument was acknowledged before me this 20th day of August, 2015, by Randall W. Atkins, the Authorized Agent of RAMACO CENTRAL APPALACHIA, LLC, a Delaware limited liability company, on behalf of RAMACO CENTRAL APPALACHIA, LLC.

My commission expires: October 7, 2020

/s/ Joseph G. Bunn
NOTARY PUBLIC

[SEAL]

Exhibit A-3

EXHIBIT A

[Map of Leased Premises]

Exhibit A-4

Exhibit A-5

EXHIBIT B

[Third Party Payments]

That certain royalty excepted and reserved from that certain Deed dated August 6, 2010 and recorded on August 9, 2010 as Instrument No. 201024945 in the Recorder of Deeds Office in Washington County, Pennsylvania, in the amount of (i) $0.20 per ton, and (ii) $0.30 per ton, which $0.30 per ton royalty was assigned by Mon View Mining Corporation to The Clean Streams Foundation, Inc. as Trustee of the Mon View Trust, by Assignment of Royalty dated August 6, 2010 and recorded on December 8, 2011 as Instrument No. 201132296 in the Recorder of Deeds Office in Washington County, Pennsylvania.

Exhibit B-1

EXHIBIT C

[Copy of Mutual Cooperation Agreement]

Exhibit C

MUTUAL COOPERATION AGREEMENT

THIS MUTUAL COOPERATION AGREEMENT (this “Agreement”) is made and entered into this      day of August, 2015 (the “Effective Date”) by and between RAM Mining, LLC, a Delaware limited liability company, (the “Operating Company”), and Ramaco Northern Appalachia, LLC, a Delaware limited liability company, (the “Land Company”).

Recitals

WHEREAS, pursuant to those certain Leases and Subleases listed on Exhibit A attached hereto, the Land Company leased and subleased certain mining rights to the Operating Company in and to those properties identified therein (the “Existing Leases”), which properties are depicted on the map attached hereto as Exhibit B (the “Ram Property”); and

WHEREAS, the Land Company and the Operating Company desire to enter into further agreements regarding the future acquisition, leasing and development of real property and other interests within, adjacent to or contiguous with the Ram Property.

Agreement

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to the following terms and conditions:

1.	NOTICE OF ACQUISITION OR CONTROL OF A MINERAL INTEREST.

Each party hereto covenants and agrees to promptly notify the other party in writing (an “Acquisition Notice”) upon its acquisition, leasing, subleasing or otherwise obtaining control of real property that (i) is not leased or subleased to Operating Company by any of the Existing Leases, (ii) is within the boundaries of the Commonwealth of Pennsylvania (the “Area of Interest”), and (iii) contains mineable and merchantable coal or is otherwise useful in the extraction, transportation, or processing of coal (each, an “Acquired Area”). An Acquisition Notice shall (y) describe in particularity the Acquired Area (and, if practicable, shall include a map thereof), and (z) include true and accurate copies of the documents, instruments, agreements, and consents by which the acquiring party obtained its interest in the Acquired Area.

2.	NOTICE TO INTERESTED THIRD PARTIES OF THE RIGHTS AND OBLIGATIONS UNDER THIS AGREEMENT.

For so long as this Agreement remains in effect, each party hereto covenants and agrees to notify any unaffiliated third party interested in acquiring, leasing, subleasing, or otherwise controlling any portion of the Area of Interest (each, an “Interested Party”), prior to such Interested Party’s acquisition, lease, sublease, or control of such interest that this Agreement is in effect and provides certain rights and obligations, subject to the terms and conditions contained herein.

Exhibit C-1

3.	OPTION IN FAVOR OF OPERATING COMPANY.

(a)	Land Company’s Ownership Interests.

For a period of ten (10) years following the Effective Date, Land Company does hereby give and grant unto Operating Company the option to lease from Land Company (the “Operating Company Option”) any of Land Company’s ownership interests of coal or mining rights, or any portion thereof, within the then-current Area of Interest by giving notice thereof (an “Exercise Notice”) to the Land Company. Thereafter, the parties shall, within thirty (30) days following the Exercise Notice, enter into a new lease or an amendment of an Existing Lease, whichever is the most practicable under the circumstances, to effectively lease such ownership interests of coal and mining rights to the Operating Company. Subject to any restrictions set forth in the instruments by which the Land Company acquires its ownership interest of such coal or mining rights, such lease or amendment to lease shall be on substantially the same terms and conditions as set forth in the Existing Leases; provided, however, that (i) the minimum annual royalty shall be determined in the manner set forth on Exhibit C, and (ii) production royalties shall be determined in the manner set forth on Exhibit C.

(b)	Land Company’s Leasehold or Other Possessory Interests.

For a period of ten (10) years following the Effective Date, Land Company does hereby give and grant unto Operating Company the right to sublease from Land Company any of Land Company’s leasehold or other possessory interests in coal or mining rights, or any portion thereof, within the then-current Area of Interest, by giving an Exercise Notice to the Land Company. Thereafter, the parties shall, within thirty (30) days following the Exercise Notice, enter into a new sublease or an amendment of an Existing Lease, whichever is the most practicable under the given circumstances, to effectively sublease such leasehold or other possessory interests of coal and mining rights to the Operating Company. Subject to any restrictions set forth in the instruments by which the Land Company acquires its leasehold or other possessory interest in such coal or mining rights, such sublease or amendment to lease shall be on substantially the same terms and conditions as set forth in the Existing Leases; provided, however, that (i) the minimum annual royalty shall be determined in the manner set forth on Exhibit C, and (ii) production royalties shall be determined in the manner set forth on Exhibit C.

4.	RIGHT OF FIRST REFUSAL IN FAVOR OF OPERATING COMPANY.

Notwithstanding the provisions of Section 3 above, for a period of ten (10) years following the Effective Date, if the Land Company receives a bona fide offer from an Interested Party to purchase, lease, sublease or license all or part of the then-current Area of Interest which is not then leased to the Operating Company, and the Land Company desires to accept such offer, the Land Company shall immediately notify the Operating Company in writing and therein shall describe all of the terms and conditions of such offer. Upon receiving such notice, the Operating Company shall have the right and option (the “Operating Company ROFR”) for forty-five (45) days after the receipt of such notice (the “Operating Company ROFR Period”) to elect to acquire all or the relevant portion (as applicable) of such designated areas for equivalent consideration and on substantially the same terms and conditions as those contained in such Interested Party’s offer. If the Operating Company ROFR is not exercised by the Operating Company within the

Exhibit C-2

Operating Company ROFR Period, the Land Company shall have the right (but not the obligation) to transfer, lease, sublease, or license such designated areas to such Interested Party in substantial accordance with such Interested Party’s offer within ninety (90) days after the earlier of (i) the expiration of the Operating Company ROFR Period and (ii) such date as the Operating Company notifies the Land Company that the Operating Company does not wish to exercise the Operating Company ROFR. If the Operating Company ROFR is exercised by the Operating Company within the Operating Company ROFR Period: (a) the parties shall enter into mutually agreeable documentation for the transfer of such designated areas to the Operating Company on the terms described above within thirty (30) days after the date on which the Operating Company notifies the Land Company that it wishes to exercise the Operating Company Option; (b) if the parties have not entered into such mutually agreeable documentation by the end of such thirty (30) day period, the Land Company shall have the right (but not the obligation) to transfer such designated area to the Interested Party that made the initial offer, in accordance with such offer, within ninety (90) days thereafter; and (c) if the Land Company has not transferred the designated area to such Interested Party within such further ninety (90) day period, the Land Company shall not transfer directly or indirectly such designated area to any other Interested Party without providing the Operating Company with the right of first refusal to acquire such designated area again in accordance with the terms of the Operating Company ROFR. The term “affiliate” used in this Agreement shall mean, with respect to any person, a person that directly or indirectly controls, is controlled by or is under common control with such person, with control in such context meaning, the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities, by contract or otherwise, and the term “affiliated” shall have the corresponding meaning and “unaffiliated” shall have the converse meaning.

Notwithstanding anything to the contrary in Sections 3(a), 3(b) or 4, Operating Company shall not have an Operating Company Option or Operating Company ROFR with respect to any future lease, sublease or other possessory interest involving the tract shown in [color] on the map attached hereto as Exhibit B (the “Coronado Leasehold”); provided, however, Operating Company shall have an Operating Company Option and Operating Company ROFR with respect to any portion of the real property leased or subleased to Coronado Coal II, LLC (“Coronado”) if that certain Sublease, dated December 30, 2014, between Land Company and Coronado expires or is terminated.

Nothing contained in Section 3 of this Agreement shall prevent Land Company from conveying, leasing or subleasing its interests in the Area of Interest free and clear of the Operating Company Option so long as it complies with the terms of this Section 4.

5.	RIGHT OF FIRST REFUSAL IN FAVOR OF LAND COMPANY.

(a)	Right of First Refusal in the Event of Divestiture by Operating Company.

For a period of three (3) years following the Effective Date, if the Operating Company receives a bona fide offer from an Interested Party to acquire all or part of any property within the Area of Interest not currently controlled by it or the Land Company, and the Operating Company desires to accept such offer, the Operating Company shall immediately notify the Land Company in

Exhibit C-3

writing and therein shall describe all of the terms and conditions of such offer. Upon receiving such notice, the Land Company shall have the right and option (the “Land Company ROFR”) for forty-five (45) days after the receipt of such notice (the “Land Company ROFR Period”) to elect to acquire all or the relevant portion (as applicable) of such designated area for equivalent consideration and on substantially the same terms and conditions as those contained in such Interested Party’s offer. If the Land Company ROFR is not exercised by the Land Company within the Land Company ROFR Period, the Operating Company shall have the right (but not the obligation) to transfer such designated area(s) to such Interested Party in accordance with such Interested Party’s offer within ninety (90) days after the earlier of (i) the expiration of the Land Company ROFR Period and (ii) such date as the Land Company notifies the Operating Company that the Land Company does not wish to exercise the Option. If the Land Company Option is exercised by the Land Company within the Land Company Option Period: (a) the parties shall enter into mutually agreeable documentation for the transfer of such designated area (or relevant portion thereof) to the Land Company on the terms described above within thirty (30) days after the date on which the Land Company notifies the Operating Company that it wishes to exercise the Option; (b) if the parties have not entered into such mutually agreeable documentation by the end of such ninety (90) day period, the Operating Company shall have the right (but not the obligation) to transfer such designated area(s) to the Interested Party that made the initial offer, in accordance with such offer, within ninety (90) days thereafter; and (c) if the Operating Company has not transferred the designated area(s) to such Interested Party within such further ninety (90) day period, the Operating Company shall not transfer such designated area(s) to any other Interested Party without providing the Land Company with the right of first refusal to acquire the same in accordance with the terms of this subsection.

(b)	Option to Acquire an Acquired Area.

For a period of three (3) years following the Effective Date, Operating Company does hereby give and grant unto Land Company the option to acquire from Operating Company (the “Operating Company Option”) any of Operating Company’s ownership or leasehold interests of coal or mining rights, or any portion thereof, within any Acquired Area by giving an Exercise Notice to the Operating Company within ninety (90) days following the giving of an Acquisition Notice by Operating Company to Land Company. Thereafter, the parties shall, within thirty (30) days following the Exercise Notice, enter into a deed or assignment of lease, as appropriate, to effectively convey or assign such ownership or leasehold interests of coal and mining rights to the Land Company in exchange for equivalent consideration and on substantially the same terms and conditions as acquired by Operating Company. Notwithstanding the foregoing, any assignment of leases shall be expressly subject to any consent requirements under such lease and subject to Section 6(a) hereof. If the Operating Company Option is exercised, and the conveyance or assignment consummated, then, subject to any restrictions set forth in the instruments by which the Operating Company acquired the ownership or leasehold interest of such coal or mining rights, Land Company shall simultaneously lease or sublease, as appropriate, such coal and mining rights within such Acquired Area back to Operating Company on substantially the same terms and conditions as set forth in the Existing Leases; provided, however, that (i) the minimum annual royalty shall be determined in the manner set forth on Exhibit C, and (ii) production royalties shall be determined in the manner set forth on Exhibit C.

Exhibit C-4

Notwithstanding anything to the contrary in this Section 5, Land Company shall not have a Land Company Option with respect to any future lease, sublease or other possessory interest involving the tract shown in [color] on the map attached hereto as Exhibit B (the “McDonald Leasehold”); provided, however, Land Company shall have a Land Company Option with respect to the real property currently encompassed by the McDonald Leasehold if Operating Company acquires an ownership interest in said real property.

6.	MISCELLANEOUS PROVISIONS.

(a)	Savings Clause.

Notwithstanding anything to the contrary herein, the rights and privileges granted to the Operating Company and the Land Company in Sections 3, 0, and 5 hereof shall not be binding with respect to any area if such area is acquired by way of deed, lease, sublease or other agreement which expressly prohibits Operating Company or Land Company, as applicable, from exercising rights of the kind specified herein or encumbering such area or interest (each, a “Transfer Limitation”). In such case, those rights and privileges shall become null and void with respect to such area affected by such Transfer Limitation (unless third party consents are first obtained to permit the exercise of rights pursuant hereto, in which case the rights and obligations of Sections 3, 0, and 5 of this Agreement may be enforced under the terms of such consent with respect to such area affected by that Transfer Limitation), but shall continue to apply with respect to other areas for the periods of time specified herein. Provided, however, each party covenants and agrees that it shall not utilize the foregoing limitation to avoid its obligations hereunder and shall use commercially reasonable efforts to obtain an Acquired Area without a Transfer Limitation and shall use its commercially reasonable efforts to obtain consents under any such Transfer Limitation.

(b)	Further Assurances.

The parties agree to execute any and all documents and instruments of transfer, assignment, assumption or novation and to perform such other acts as may be reasonably necessary or expedient to further the purposes of this Agreement and the transactions contemplated by this Agreement, including, without limitation, the execution and delivery of a written consent of either party under this Agreement to the transfer by the other party under this Agreement of any deed, lease, sublease or other agreement. When either party’s consent is required under the Existing Leases, such party’s consent shall not be unreasonably withheld unless expressly provided otherwise in such Existing Lease.

(c)	Entire Agreement.

This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, representations and warranties and agreements, both written and oral, with respect to such subject matter.

Exhibit C-5

(d)	Binding Effect.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding anything contained herein to the contrary, any conveyance, transfer, lease, sublease or assignment to any Interested Party after compliance with the terms of this Agreement by the transferring party shall extinguish the requirements of this Agreement with respect to the interests acquired by such Interested Party, and the Interested Party shall not be bound by the restrictions contained herein.

(e)	No Third-Party Beneficiaries.

This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

(f)	Headings.

The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

(g)	Amendment and Modification; Waiver.

This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

(h)	Governing Law; Jurisdiction.

This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States or the courts of the State of Delaware, in each case, located in the city of Dover and County of Kent, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Exhibit C-6

(i)	Notice.

All notices under this Agreement will be delivered in person or by certified mail to an authorized representative of the party to whom delivery is made at the following place of business of that party, or to any other place expressly designated by the party:

Operating Company:	RAM Mining, LLC 250 West Main Street, Suite 210 Lexington, Kentucky 40507 Attn: President

Land Company:	Ramaco Northern Appalachia, LLC 250 West Main Street, Suite 210 Lexington, Kentucky 40507 Attn: President

(j)	Prohibition on Assignment.

Neither party shall assign, or otherwise transfer this Agreement, or any interest in this Agreement, without the other party’s prior written consent, which shall not be unreasonably withheld.

(k)	Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[ The remainder of this page is intentionally left blank ]

Exhibit C-7

IN WITNESS WHEREOF, the duly-authorized representatives of the parties to this Agreement affirm their agreement to the terms and conditions contained herein by signing below:

RAM MINING, LLC, a Delaware limited liability company	RAMACO NORTHERN APPALACHIA, LLC, a Delaware limited liability company

By:	By:
Name:	Name:
Its:	Its:

Exhibit C-8

EXHIBIT A

[List of Existing Leases]

1. That certain Amended and Restated Lease dated August 20, 2015 by and between Ramaco Northern Appalachia, LLC and RAM Mining, LLC

Exhibit A

EXHIBIT B

[Map of Ram Property]

SEE ATTACHED

Exhibit B

Exhibit B

EXHIBIT C

[Royalty Calculations]

The minimum royalty and production royalty requirements of this Agreement shall be based upon the following formulas:

1.	Annual Minimum Royalty	=	(	TonsC	)	× (GSP × Net Royalty Rate) × (Discount Factor)
x

2.	Net Royalty Rate	=	(	(	TonsU	)	× Underground Mining R	)	+	(	(	TonsH	)	× Highwall Mining R	)	+	(	(	TonsS	)	× Surface Mining R	)
					TonsC							TonsC							TonsC

3.	Production Royalty shall equal Underground Mining R, Highwall Mining R, and/or Surface Mining R as applicable

Description of Variables:

TonsC	=	Total Clean Tons of coal proposed to be leased and included in fully approved mine plans.

X	=	Number of years in which it is projected to mine TonsC under approved mine plans.

GSP	=	Weighted average gross sales price per ton for coal mined by Operating Company during the previous 12 months (or fewer months if Operating Company has not conducted mining operations for 12 months).

Discount Factor	=	25%

TonsU	=	Total Clean Tons of coal proposed to be mined utilizing the underground mining method and included in fully approved mine plans.

TonsH	=	Total Clean Tons of coal proposed to be mined utilizing the highwall mining method and included in fully approved mine plans.

TonsS	=	Total clean tons of coal proposed to be mined utilizing the surface mining method and included in fully approved mine plans.

Exhibit C-1

Underground Mining R	=	1.	If Operating Company’s interest in the Acquired Area is a leasehold interest, Operating Company shall pay a royalty rate attributable to coal mined by the underground mining method under that certain Lease dated August 20, 2015 by and between Operating Company and Land Company, or

		2.	If Operating Company’s interest in the Acquired Area is a subleasehold interest, Operating Company shall pay to Land Company a royalty rate attributable to coal mined by the underground mining method under that certain Lease dated August 20, 2015 by and between Operating Company and Land Company minus the applicable royalty rate of any applicable base lease interests, and Operating Company shall pay to the base lessor the applicable royalty rate of any applicable base lease interests.

Highwall Mining R	=	1.	If Operating Company’s interest in the Acquired Area is a leasehold interest, Operating Company shall pay a royalty rate attributable to coal mined by the highwall mining method under that certain Lease dated August 20, 2015 by and between Operating Company and Land Company, or

		2.	If Operating Company’s interest in the Acquired Area is a subleasehold interest, Operating Company shall pay to Land Company a royalty rate attributable to coal mined by the highwall mining method under that certain Lease dated August 20, 2015 by and between Operating Company and Land Company minus the applicable royalty rate of any applicable base lease interests, and Operating Company shall pay to the base lessor the applicable royalty rate of any applicable base lease interests.

Surface Mining R	=	1.	If Operating Company’s interest in the Acquired Area is a leasehold interest, Operating Company shall pay a royalty rate attributable to coal mined by the surface mining method under that certain Lease dated August 20, 2015 by and between Operating Company and Land Company, or

		2.	If Operating Company’s interest in the Acquired Area is a subleasehold interest, Operating Company shall pay to Land Company a royalty rate attributable to coal mined by the surface mining method under that certain Lease dated August 20, 2015 by and between Operating Company and Land Company minus the applicable royalty rate of any applicable base lease interests, and Operating Company shall pay to the base lessor the applicable royalty rate of any applicable base lease interests.

Exhibit C-2

Example:

Assume that Operating Company desires to lease an Acquired Area from Land Company that contains 4.0 million clean tons of coal. The mining plan that is ultimately approved by Land Company indicates that Operating Company shall mine those 4.0 million clean tons of coal over a period of 15 years and shall sell those tons of coal for $100.00 per ton. All tons will be mined utilizing the underground mining method.

1.	Production Royalty = 7%

2.	Annual Minimum Royalty =	(4,000,000)	× (100.00 × .05) × (.25)
		15
	Annual Minimum Royalty = (266,666.67) × 5.00 × (.25)
	Annual Minimum Royalty = $333,333.34

Exhibit C-3

EXHIBIT D

[Conditional Use Permit]

Exhibit D

NOTTINGHAM TOWNSHIP

WASHINGTON COUNTY, PENNSYLVANIA

January 21, 2015

Mr. Michael Bauersachs

Ram Farms, LLC

250 West Main Street, Suite 210

Lexington, KY 40507

RE:	Ram No. 1 Deep Mine Site Land Development 36 Little Mingo Road, Nottingham Township Certified Mail No. 7005 0390 0001 3007 8362

Dear Mr. Bauersachs:

The Nottingham Township Board of Supervisors took action on the Ram Farms, LLC, Deep Mine Site Land Development Application at their regular meeting on Monday, January 19, 2015 at 7:00 p.m. The Board approved your Land Development with 28 conditions. Those 28 conditions were reviewed and accepted by Ram Farms, LLC, through their representative and legal counsel, Rebecca Bowman, at that meeting. The Board’s motion was as follows:

To approve the Land Development/Subdivision Plan submitted by Ram Farms, LLC, for the proposed Ram No. 1 Deep Mine Site on Little Mingo Road contingent and subject upon the 28 conditions being satisfied.

Ms. Bowman was asked if she agreed to the 28 conditions set forth; Ms. Bowman responded “yes”.

Motion carried.

A copy of the approved conditions are attached for your reference.

Should you have any questions do not hesitate to contact me.

Sincerely,

Emilie J. Gadd

Township Secretary

Enclosure

cc:	Rebecca Bowman, Counsel Whitney Daugherty, CME Management

909 Sugar Run Road ● Eighty Four, PA 15330 ● (724) 348-5622 ● Fax: (724) 348-8822

Exhibit D-1

Conditions

Ram Farms, LLC - Land Development

Ram Mine No. 1— Adopted by the Nottingham Township Board of Supervisors

January 19, 2015

1.	Provide verification of permit approvals for temporary sanitary holding tanks upon receipt.

2.	On the Site Plan provide a detail of the proposed undercarriage/tire wash, and provide and label the location of the required undercarriage/tire wash. (Condition No. 3 adopted May 6, 2013).

3.	On Drawing Number C2.2 the haul road is indicated to be 24 feet wide; on Drawing Number C3.0 the Paved Haul Road and Spoil and Pond Access Road Sections indicate a 25 to 30 foot width. Needs revised accordingly.

4.	Proposed storm water controls shall be in conformance with Ordinance No. 94 rather than Ordinance No. 32 as referenced in the Storm Water Management narrative.

5.	The application for Land Development indicates that a Conditional Use has not been granted for this property and there is a further footnote indicating a pending application to the Township for Conditional Use approval. Correct the application to indicate the Conditional Use Approval by the Township on May 6, 2013.

6.	The Plan shall reflect all conditions of approval for the Ram Farms, LLC Conditional Use, adopted by the Township Board of Supervisors on May 6, 2013. Add a note on the Site Plan indicating the Conditional Use Approval and compliance with the attached conditions.

7.	Provide a separate Lighting Plan to illustrate compliance with all conditions of approval associated with the Conditional Use, as well as all other applicable Township lighting requirements. Clearly label all light fixture locations on the Plan and provide light fixture cut sheets, in addition to the construction details provided. (Condition No. 7 adopted May 6, 2013).

8.	The required landscape screening is annotated with a note that the proposed screening is not to scale. Provide the landscaping information to scale, indicating the tree size (minimum 8-10’ height) and spacing distance. The required plantings are to be along the southern and western sides of the box cut pit/bathhouse/coal loading and staging areas. Clearly label the site plan indicating these areas, using this terminology, to verify that the required areas proposed to be screened are included. A separate landscape plan may be necessary to clearly illustrate compliance with these requirements. (Condition No. 12 adopted May 6, 2013).

9.	Add a note on the Site Plan indicating the hours of operation restrictions. (Condition No. 5 adopted May 6, 2013).

Exhibit D-2

Conditions

Ram Farms, LLC - Land Development

Ram Mine No. 1— Adopted by the Nottingham Township Board of Supervisors

January 19, 2015

10.	Add a note on the Site Plan indicating the days on which hauling of coal is prohibited. (Condition No. 16 adopted May 6, 2013).

11.	No stockpiling of coal will be permitted on the site except in the designated coal storage/loading area. Clearly label this area, using this terminology, on the site plan. (Condition No. 17 adopted May 6, 2013).

12.	Move the site term definitions from the Title Sheet to the Site Plan. If necessary, create a second Site Plan sheet to ensure that all information included is clearly legible. (Condition No. 30 adopted May 6, 2013).

13.	The proposed pit is to be set back 100’ from the property line. Show and label this required setback on the Site Plan. (Condition No. 33 adopted May 6, 2013).

14.	The existing trees and vegetation are to be left for cover wherever possible. Revise Site Plan Legend so that Tree Line indicates additionally that the existing trees indicated with this label are to remain. (Condition No. 37 adopted May 6, 2013).

15.	The height of the Radial Stacker Conveyor shall not exceed 40’ above the level of the original ground. Add a note or label to the Site Plan. (Condition No. 50 adopted May 6, 2013).

16.	A minimum 7’ soil berm, being 32’ wide at the base of the earthen berm, and 8’ wide across the top of the earthen berm, will be an acceptable substitution for a sound wall. The earthen berm shall have two (2) rows of evergreen trees planted at the top of the earthen berm, with the evergreen trees being 8 – 10’ in height, and planted in a staggered pattern at least 8’ apart, but not more than 10’ apart.

17.	The Rock Dust Storage Silo shall not exceed 15’ in height from the original ground level. Add a label indicating this height limit. (Condition No. 61 adopted May 6, 2013).

18.	Buildings and other permanent structures on site are to be earth tone in colors in order to blend in with the surrounding environment. Provide a note on the Site Plan and/or label each structure to illustrate compliance with the requirement. Provide additional information to specify exterior colors of buildings. (Condition No. 62 adopted May 6, 2013).

19.	Spoil Pile will be for excess material from the cut, and once development of property is complete, the pile shall be top soiled and seeded. No further activity shall take place on the Spoil Pile.

20.	Provide a copy of an approved water supply agreement with PA American Water Company prior to issue of zoning certificate.

Exhibit D-3

Conditions

Ram Farms, LLC - Land Development

Ram Mine No. 1— Adopted by the Nottingham Township Board of Supervisors

January 19, 2015

21.	Disaster Plan and emergency contact information to be provided to the Township prior to the issue of a zoning certificate.

22.	Indicate Shop Area on Site Plan and what kind of work will be done there.

23.	Evidence of appropriate Maintenance Agreement with PennDOT to be provided to the Township prior to issue of a zoning certificate.

24.	Add a note to Site Plan to exclude sleeping quarters on site.

25.	If noise levels from the site do not comply with the Township noise requirements, changes to the sound barrier or sources of the noise shall be implemented in order to comply. Although the Township is in favor of the 7’ earthen sound barrier, it does not object and encourages the operator to raise the height.

26.	Although the Township Zoning Officer is to be granted visitation to the site within 24 hours notification, if a zoning violation is observed, the Zoning Officer shall act on the violation at that time either by phone or written notification to the operator.

27.	The name of Little Mingo Road will be added to the Site Plan in accordance with §314.3; and the width of Little Mingo Road will be added to the Site Plan in accordance with §314.13 of Ordinance No. 32.

28.	All existing sewer lines, storm sewers, water lines, fire hydrants, utility lines, culverts, bridges, railroads, or other man-made features within two hundred (200) feet of the boundaries of the proposed subdivision tract be added to the Site Plan in accordance with §314.14 of Ordinance No. 32.

Exhibit D-4

NOTTINGHAM TOWNSHIP

WASHINGTON COUNTY, PENNSYLVANIA

May 13, 2013

Mr. Michael Bauersachs

Ram Farms, LLC

250 West Main Street, Suite 210

Lexington, KY 40507

RE:	Ram Farms Deep Mine Site Conditional Use Application 36 Little Mingo Road, Nottingham Township

Dear Mr. Bauersachs:

The Nottingham Township Board of Supervisors took action on the Ram Farms, LLC, Deep Mine Site Conditional Use at their May 6, 2013, regular meeting. The Board unanimously approved your Conditional Use with 62 conditions. Those 62 conditions were reviewed and accepted by Ram Farms, LLC, through their representative, Rebecca Bowman, at that meeting. The Board’s motion was as follows:

To approve the Conditional Use Application from Ram Farms, LLC, as Ram Farms has agreed to the 62 conditions proposed; and conditioned upon Ram Farms, LLC, receiving a mining permit from the PA DEP; and that the approved permit from the PA DEP be brought back to Nottingham Township for review.

Motion carried unanimously.

A copy of the approved conditions are attached for your reference.

The Township Supervisors are currently reviewing the resubmitted Land Development Plan and will take action at a later date. As soon as the Board is ready to take action on the Land Development Plan you will be notified.

Please should you have any questions do not hesitate to contact me.

Sincerely,

Emilie J. Gadd

Township Secretary

cc:	Chris Blanchard, Ram Farms, LLC Rebecca Bowman, Counsel

909 Sugar Run Road ● Eighty Four, PA 15330 ● (724) 348-5622 ● Fax: (724) 348-8822

Exhibit D-5

CONDITIONS

Ram Farms, LLC - Conditional Use

Adopted by the Nottingham Township Board of Supervisors May 6, 2013

1.	That noise minimizing measures, such as the use of sound blankets and similar devices, be taken during blasting operations for development of deep mining to minimize noise which affects the surrounding residences;

2.	That a seismograph be placed on any occupied property within one half (1/2) mile of the blasting site during all times blasting is performed;

3.	That an under carriage/ tire wash be installed at a location closest to the gate and bath house to clean all trucks hauling coal prior to leaving the site;

4.	That approval of the conditional use application be expressly conditioned on approval of the Mining Permit by DEP;

5.	Upon such approval, the applicant must present the Mining Permit to the Board of Supervisors for review to ensure it is consistent with the conditional use approval;

6.	That no deep mine operation of any nature will occur until the applicant applies for and receives a Zoning Certificate from the Township after conditional use approval is granted;

7.	That lighting be installed on the entrance to the site on SR 1016; along the entire access road to the site; and on the parking area and loading area in compliance with Zoning Ordinance No. 50, section 1202.8; provided that such ordinances were in place prior to conditional use submittal and that they are not superseded by MSHA, PADEP, or PA Miner Safety Standards.

8.	That the applicant shall address school bus and bike traffic in all required Penn DOT and Township traffic studies and Highway Occupancy Permits (HOP’s). Applicants shall provide the Township with copy of said applications;

9.	That zoning certificate be conditioned on receipt of a Highway Occupancy Permit and Penn DOT Heavy Maintenance Agreement for use of SR 1016; and that all truck drivers comply with the established truck route.

10.	That the applicant must submit a complete Planning Module for Sewage;

11.	That the applicant must submit a Storm Water Plan;

12.	That the applicant must submit a Landscaping Plan to include but not limited to planting evergreen trees/shrubs a minimum of 8’-10’ in height in two (2) staggered rows, which trees/shrubs must be maintained and/or replaced as needed by the applicant. These plantings will be along the western and southern sides of the box cut pit/bathhouse/coal loading and staging areas;

Exhibit D-6

CONDITIONS

Ram Farms, LLC - Conditional Use

Adopted by the Nottingham Township Board of Supervisors May 6, 2013

13.	That the applicant provide a Geotechnical/slope stability analysis for all steep slopes in the pit area that is a part of the PA DEP Permit;

14.	That the applicant must provide DEP approvals for proposed discharge of storm water from the ponds into the mine;

15.	That hours of operation, for access and egress to the mine site of trucks hauling coal, be limited to 7 a.m. to 5 p.m. daily, Monday through Friday;

16.	That the hauling of coal from the mine site, via truck, is prohibited on specific holidays to include Good Friday, Easter, Memorial Day, July 4th; Labor Day, Thanksgiving, Christmas and New Year’s Day;

17.	That hauling from the mine site via truck is prohibited on Saturdays and Sundays without Board of Supervisors prior notice and approval. No stockpiling of coal will be permitted on site except in the designated coal storage/loading area;

18.	That sleeping quarters for employees are prohibited on the site;

19.	That the name of the person supervising the Mineral Removal Operation, and a toll free number where such person can be reached twenty-four (24) hours per day, be provided to the Township and First Responders. Any change(s) in the supervisor must be reported within Twenty four (24) hours to the Township and First Responders;

20.	That mine officials coordinate with First Responders to insure emergencies such as fire, explosion and/or injuries be immediately and adequately responded to;

21.	The identity, address and contact numbers for all subcontractors associated with the development or production facility be provided;

22.	Verification that the Mine Operator and all subcontractors have read and will comply with all conditions imposed on the applicant, as well as Zoning Ordinance 50, section 1201.21 as amended, and Amendment 50-B, provided that these ordinances and sections were in place at the time that the conditional use was applied for;

23.	Provide evidence that the PA DEP reclamation plan and bond are in place once DEP Permit is issued and prior to receiving zoning certificate;

24.	A plan for all existing structures, maintenance, usage, and demolition be approved by Township Supervisors;

25.	That existing house cannot be used as an office under this conditional use application;

26.	That notice to be given to the Township and all residences within one half (1/2) mile of blasting, stating the dates and times of blasting. Notice must be by email, telephone or First Class Mail;

Exhibit D-7

CONDITIONS

Ram Farms, LLC - Conditional Use

Adopted by the Nottingham Township Board of Supervisors May 6, 2013

27.	That a vacuum type street sweeper will be used to clean the access road as needed to control debris build-up as deemed necessary by the Township Zoning Officer;

28.	All coal hauling trucks must be tarped when leaving the site;

29.	Use of engine brakes is prohibited on site. Signs will be posted along State Route 1016 each mile requesting engine brakes not be used;

30.	Definitions of all site terms used on application and site map be set forth on a legend for clarification on all Plans submitted to the Township;

31.	All equipment and vehicles that are required to have back-up alarms used on site during the construction, and active mining phases, must be equipped with white noise back-up alarms these units or ones similar will be used provided that their use is not prohibited by any state or federal safety regulations;

32.	Water mists or sprays will be installed and used if necessary to control dust while loading trucks; any excess water generated will be contained on the property and will not be allowed to flow into the creeks;

33.	Proposed pit is not a surface structure however it will be moved to meet with the 100’ setback requirements;

34.	Existing horse barn will be shown on the property, with a disclaimer indicating that the original owner has the option to remove;

35.	No changes to be made to the portion of property that lies to the south of SR 1016 without appropriate Township approvals. That house and grounds must be maintained, with monitored alarm system for fire and vandalism;

36.	Construction period of the site to be limited to Monday-Friday, 7:00 a.m. through 5:00 p.m., with no weekend or holiday work to be permitted during construction;

37.	Existing trees and vegetation to be left for cover wherever possible on property;

38.	Updates on mining progress provided to the Township every January 1 and July 1 of each year in writing. Progress report to state percentage (%) of mining completed in the permitted block will be provided at that time;

39.	Township Zoning Officer to be granted on site visitation with site foreman on twenty four (24) hour notice, provided that such visits corresponds to a normally scheduled work day with any required safety training to be provided to Zoning Officer by applicant at applicants expense;

40.	Pond access road to be constructed of limestone aggregate;

Exhibit D-8

CONDITIONS

Ram Farms, LLC - Conditional Use

Adopted by the Nottingham Township Board of Supervisors May 6, 2013

41.	Two (2) signs posted on SR 1016 warning vehicles of trucks entering roadway, placed east and west of the driveway; signs must be posted on SR 1016 warning of heavy truck traffic; and reduction in speed of trucks entering and leaving the site to 25 mph.

42.	All conveyor systems outside of mine must be covered to keep dust to a minimum;

43.	All ponds on site to be lined to prevent soil contamination. Quarterly pond certifications will be completed by the operator to comply with existing regulations and will be supplied to the Township. All contaminated soil must be removed during reclamation.

44.	Existing pond on Hudson property to remain and not to be disturbed by the mining operation; this original pond will not be disturbed or lined and will be exempt from the provisions of #43 above;

45.	Ram Farms, LLC, will be required to wash down neighboring homes, outbuildings and structures if deemed necessary by the issuance of a dirt or dust citation by the PA DEP or other state or federal regulatory agency;

46.	First Responders and the Township are to be given information on any hazardous materials used on the site, including a copy of all MSDS sheets. All on site hazardous material must be stored in compliance with industry standards;

47.	No hunting will be permitted on the site;

48.	No burning of any materials on the site;

49.	The radial stacker will not be operated on any Holidays listed above on #16. Coal production will not be conveyed off of the radial stacker at any time on the third (midnight) shift (hours being generally 12:30 a.m. – 7:00 a.m.);

50.	Height of radial stacker conveyor will not exceed 40 feet above the level of the original ground;

51.	If public water supply is to be used as a source for operations other than the bath house, size and location of operation must be identified on plan and pressure testing of main line must be performed to assure that no drop in water pressures will occur to residents in the mining area; the location of the tap for the public water to be used in the bathhouse as well as the proposed route of the water line shall be shown on the map;

52.	Water line size and location must be shown on plan; written statement from water company that water pressure will be sufficient to supply mine operation and local residents with a continuous supply of water.

53.	All steps necessary shall be taken to assure that power surges will not occur for the residences supplied with power from the same feeds supplying the mining site, and a procedural plan of the steps to be taken be provided by the applicant;

Exhibit D-9

CONDITIONS

Ram Farms, LLC - Conditional Use

Adopted by the Nottingham Township Board of Supervisors May 6, 2013

54.	No permanent structures shall be constructed on the site that are not shown or represented on the approved plan without notification and approval of the Township. The submitted map will be modified to include temporary fixtures such as water tanks, rock dust tanks, water lines, and other similar items;

55.	The Township shall be provided with a disaster emergency plan, which includes fires. Plan to include how notice to be provided to Township, First Responders and local residents and include evacuation of local residents, if necessary, at applicant’s expense;

56.	Applicant must immediately request a Pennsylvania Archeological Site Survey from the Bureau for Historic Preservation, Pennsylvania Historical and Museum Commission if items of archeological nature are located on site during excavation and construction by Applicant, contractors or regulators. Construction will cease until a survey is conducted to determine if historic and archeological artifacts exist on the site;

57.	A sound wall shall be erected and maintained on the south and west sides of the pit and loading areas. This wall shall be in lieu of security fencing and shall be of a minimum of seven feet (7’) in height;

58.	All water runoff ditches around pit and coal loading areas be lined as not to cause any soil contamination;

59.	If back up power is required by the PA DEP, it shall be added to the Plan;

60.	That any rock dust storage area be shown on the plan and an explanation be given to explain rock dust is for use underground and will not be dispersed on the surface;

61.	Rock dust storage silo, if used, shall not exceed 15 feet in height from original ground level;

62.	Buildings and other permanent structures on site to be earth tone colors in order to blend in with the surrounding environment.

Exhibit D-10